Exhibit 10.8
A. SCHULMAN, INC.
AMENDED AND RESTATED
NONQUALIFIED PROFIT SHARING PLAN
ARTICLE I
ESTABLISHMENT AND PURPOSE
1.1 ESTABLISHMENT OF PLAN. A. Schulman, Inc., a Delaware corporation (the “Company”), hereby establishes a nonqualified profit sharing plan to be known as the “A. Schulman, Inc. Amended and Restated Nonqualified Profit Sharing Plan” (the “Plan”) as set forth in this document. The Plan permits the unfunded accrual of benefits to Plan participants.
1.2 PURPOSE OF PLAN. The purpose of the Plan is to promote the long term growth and profitability of the Company by providing key employees of the Company and its Subsidiaries with the benefits which they would have received under the Company’s Profit Sharing Plan but for the reduction of the compensation limit under Code Section 401(a)(17), effective for plan years beginning after December 31, 1993.
ARTICLE II
DEFINITIONS
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Committee” means the Compensation Committee of the Board.
“Company” means A. Schulman, Inc. or any successor thereto.
“Fiscal Year” means the Company’s fiscal year beginning September 1 and ending on the following August 31.
“Grandfathered Amount” means the portion, if any, of a Participant’s account balance under the Plan that was earned and vested (within the meaning of Section 409A of the Code) under the Plan before January 1, 2005 and any earnings (whether actual or notional) attributable to such portion of the Participant’s account and any earnings (whether actual or notional) thereon.
“Participant” means an employee of the Company or any Subsidiary who is designated by the Committee to participate in the Plan.
“Profit Sharing Plan” means the A. Schulman, Inc. Retirement Plan.
“Section 409A Amount” means the portion, if any, of a Participant’s account balance under the Plan that is not a Grandfathered Amount.

“Subsidiary” means: (i) with respect to Grandfathered Amounts, a corporation of which the Company owns, directly or indirectly, at least a majority of the shares having voting power in the election of directors; and (ii) with respect to Section 409A Amounts, any person with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code.
“Termination” means a “separation from service” within the meaning of Section 409A of the Code by a Participant with the Company and all of its Subsidiaries.
ARTICLE III
PARTICIPANTS AND PLAN ACCRUALS
3.1 DESIGNATION OF PARTICIPANTS. The Committee shall meet at least once in each Fiscal Year and irrevocably specify, before the end of such fiscal year, the name of each employee of the Company or a Subsidiary who is entitled to participate in the Plan for such Fiscal Year.
3.2 DETERMINATION OF ACCRUALS. The amount to be accrued under the Plan for a Participant for a Fiscal Year shall be equal to the excess of (i) the product of (x) the Participant’s compensation for such Fiscal Year (excluding bonuses) multiplied by (y) the percentage determined by the Board or the Committee for purposes of calculating the Company’s contribution to the Profit Sharing Plan for such Fiscal Year, OVER (ii) the Company contribution allocated to such Participant under the Profit Sharing Plan for such Fiscal Year.
3.3 EMPLOYMENT RIGHTS. Nothing in this Plan shall confer any right on an employee to continue in the employ of the Company or any Subsidiary or shall interfere in any way with the right of the Company or any Subsidiary to terminate an employee at any time.
ARTICLE IV
VESTING, EARNINGS, FORFEITURES AND DISTRIBUTIONS
4.1 PARTICIPANT ACCOUNTS. The Committee shall cause a memorandum account to be kept in the name of each Participant.
4.2 VESTING OF ACCOUNTS. A Participant’s account balance shall become vested and non-forfeitable in accordance with the following schedule:

Years of Employment	Percent Vested

Less than 3	0%
3 but less than 4	20%
4 but less than 5	40%
5 but less than 6	60%
6 but less than 7	80%
7 or more	100%

“Years of Employment” shall be determined in accordance with applicable provisions of the Profit Sharing Plan. Notwithstanding the above, a Participant’s account balance shall become 100% vested upon the Participant’s death while an employee of the Company or disability (as determined under the Profit Sharing Plan).
4.3 EARNINGS. At the end of each Fiscal Year, a Participant’s account shall be credited with an estimated amount (the “Earnings”) equal to the product of (i) the average yield received by such Participant’s funds in the Profit Sharing Plan for the preceding Fiscal Year, multiplied by (ii) the Participant’s account balance under this Plan at the beginning of the Fiscal Year. Upon final determination of the average yields earned by the Profit Sharing Plan for a Fiscal Year, the Earnings credited to a Participant’s account in respect of such Fiscal Year shall be adjusted appropriately.
4.4 DISTRIBUTIONS. Payment of a Participant’s vested account balance shall be made: (i) with respect to Grandfathered Amounts, at the time and in the manner that such Participant (or his or her designated beneficiary) is entitled to payment under the Profit Sharing Plan; and (ii) with respect to Section 409A Amounts, subject to Section 4.7, in a lump sum payment within 90 days following the Participant’s Termination.
4.5 BENEFICIARIES. Each Participant shall have the right to designate one or more beneficiaries in accordance with the procedures set forth in the Profit Sharing Plan.
4.6 STATUS OF PARTICIPANTS AS UNSECURED CREDITORS. Until a Participant’s account balance becomes vested, the interest of a Participant (and his or her beneficiaries) is contingent and subject to forfeiture. To the extent that a Participant’s account balance becomes vested, such Participant shall have the rights of an unsecured general creditor of the Company. The Company shall not be required to set aside any assets to meet its payment obligations hereunder, and Participants shall not have any property interest in any specific assets which are in fact set aside. Nothing in this Plan shall be deemed to create a trust of any kind or create a fiduciary relationship.
4.7 SIX MONTH DISTRIBUTION DELAY FOR SPECIFIED EMPLOYEES. Notwithstanding anything in this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), on the Participant’s Termination and the Participant is entitled to a payment under this Plan that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment shall not be paid until the first business day of the seventh month following the date of the Participant’s Termination (or, if earlier, the date of the Participant’s death).

ARTICLE V
ADMINISTRATION
5.1 RECORDS. The records to be maintained for the Plan shall be maintained by the Company at its expense and subject to the supervision and control of the Committee. All expenses of administration of the Plan shall be paid by the Company and shall not be charged against Participants’ accounts.
5.2 ALIENATION. To the extent permitted by law, the right of any Participant or beneficiary in any benefit or payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary, nor shall any such benefit or payment be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
5.3 COMPANY LIABILITY. No member of the Board or the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct. The Company shall not be liable to any person for any such action unless attributable to fraud or the willful misconduct of a director, officer or employee of the Company.
5.4 CLAIMS PROCEDURE. The Committee shall have sole and exclusive authority to make all initial and final determinations regarding benefits payable hereunder to Participants or their beneficiaries and to adopt claims and review procedures, application forms and other documents. A claim for a benefit is made whenever a Participant or beneficiary (the “claimant”) submits a written application for the benefit to the Committee.
If a claim is wholly or partially denied, the Committee will send the claimant written notification of the denial within 90 days (45 days for a claim for a benefit because of disability) of the date on which the claim has been filed. The Committee can extend the 90-day period for claims (other than for disability benefits) for up to an additional 90 days by sending written notice of the extension to the claimant before the initial period elapses. The Committee can extend the 45-day period for a claim for disability benefits for up to an additional 30 days by sending written notice of the extension to the claimant before the initial period elapses, and the first 30-day extension period may be extended for an additional 30 days. Any notice of extension will state the reason for the extension and the date by which a final decision may be expected.
The written notification of a denial of a claim should contain the following information:
(a) the specific reason or reasons for the denial;
(b) reference to specific Plan provisions upon which the denial is based;

(c) a description of additional material or information (if any) that would be necessary for the claim to be approved and an explanation of why the material or information is necessary; and
(d) an explanation of the claim review procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse benefit determination on review.
If the claimant does not receive notice of the decision on the claim within the initial decision period following the filing of the claim, or within the additional period if the response time has been extended, the claimant should consider the claim denied as of the end of the pertinent period. The denial will be final and binding unless the claimant invokes the claim review procedure in accordance with the following terms.
If a claim has been denied in whole or in part, the claimant or his or her authorized representative can submit a written request for a full and fair review of the denial of the claim. The completed written request for review must be submitted to the Committee within 60 days (180 days for a claim for disability benefits) of the date on which the claimant is notified that the claim has been denied. The request must contain the following information:
(a) the date on which the claimant’s request for review is filed with the Board; provided that the date on which the claimant’s request for review is in fact filed with the Board shall control in the event the date of the actual filing is later than the date stated by the claimant;
(b) the specific portions of the denial of the claim that the claimant requests the Board to review;
(c) a statement of the claimant setting forth the basis upon which he or she believes the Board should reverse its previous denial of the claim and accept the claim as made; and
(d) any written material (offered as exhibits) that the claimant requests the Board to examine in its consideration of the claimant’s position.
The claimant or the claimant’s authorized representative may review pertinent Plan documents and request copies of them, free of charge, within the 60-day period (180-day period for a claim for disability benefits).
The Committee will consider the written request for review in light of any additional information or comments that have been presented. Within 30 days after filing the written request for review, the claimant may also request a hearing before a representative of the Committee, which the claimant or his or her authorized representative may attend. The Company will usually issue a decision within 60 days (45 days for review of a disability benefit claim) of the date on which the written request for review is filed; but the review period may be extended by the Committee for up to an additional 60 days (45 days for review of a disability benefit claim) by written notice to the claimant before the initial review period elapses. If the claimant has not received notice of the decision within the initial review period, or within the additional review period if the response time has been extended, the claimant should consider the claim denied.

If the claim is denied on review, the decision will cite the specific reasons and the Plan provisions on which the denial is based. The decision will also state that the claimant or the claimant’s authorized representative may review pertinent Plan documents and request copies of them, free of charge.
The decision of the Committee will be final and binding on all affected parties, except that the claimant will have a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
5.5 COMPLIANCE WITH SECTION 409A OF THE CODE. It is intended that Section 409A Amounts comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, any of its Subsidiaries, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.
5.6 PAYMENTS UPON INCOME INCLUSION UNDER SECTION 409A OF THE CODE. The Company may accelerate the time or schedule of a distribution of Section 409A Amounts to a Participant at any time the Plan fails to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
ARTICLE VI
EFFECTIVE DATE AND AMENDMENT
6.1 EFFECTIVE DATE. The Plan was effective as of September 1, 1994. Effective December 18, 2008, the Plan is amended and restated in its entirety for compliance with Section 409A of the Code.
6.2 AMENDMENT AND TERMINATION. The Plan may be amended or terminated by the Board at any time. Notice of any such action shall be given to each Participant and each beneficiary of a deceased Participant.

ARTICLE VII
CHANGE IN CONTROL
7.1 CHANGE IN CONTROL.
(a) Notwithstanding any provision hereof to the contrary:
(i) Upon the occurrence of a Change in Control (as defined in Section 7.1(b) hereof), each Participant’s account balance shall immediately become one hundred percent (100%) vested and non-forfeitable;
(ii) If a Participant’s employment shall be Terminated for any reason during the Change-in-Control Protective Period (as defined in Section 7.1(e) hereof), payment of the Participant’s vested account balance shall be made in a lump sum payment within the five-day period immediately following such Termination; and
(iii) Following a Change in Control, no termination or amendment of the Plan shall adversely affect the rights of Participants in and to their respective vested account balances hereunder.
(b) For purposes of this Plan, a ‘Change in Control’ shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i) any Person (as defined in Section 7.1(d) hereof) is or becomes the Beneficial Owner (as defined in Section 7.1(c)hereof), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or
(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or
(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, no ‘Change in Control’ shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
Further, notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control (a ‘Transaction’) shall not constitute a Change in Control for purposes of this Plan if, in connection with the Transaction, the Eligible Director participates as an equity investor in the acquiring entity or any of its affiliates (the ‘Acquiror’). For purposes of the preceding sentence, the Eligible Director shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the Eligible Director of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and similar matters, (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Company, or (iii) passive ownership of less than three percent (3%) of the stock of the Acquiror.

Further, notwithstanding the foregoing, with respect to the application of Section 7.1(a)(ii) to Section 409A Amounts, a Change of Control shall not be deemed to occur unless the events constituting a Change of Control also constitute a “change of control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.
(c) For purposes of this Plan, ‘Beneficial Owner’ shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the ‘Exchange Act’).
(d) For purposes of this Plan, ‘Person’ shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(e) For purposes of this Plan, ‘Change-in-Control Protective Period’ shall mean the period from the occurrence of a Change in Control until the later of the second anniversary of such Change in Control or, with respect to Grandfathered Amounts only, if such Change in Control shall be caused by the stockholder approval of a merger or consolidation described in Section 7.1(b)(iii) hereof, the second anniversary of the consummation of such merger or consolidation.

A. SCHULMAN, INC.

/s/ Paul F. DeSantis

Print Name: Paul F. DeSantis
Title:	Vice President, Chief Financial Officer and Treasurer